EXHIBIT 10.34

SEPARATION AGREEMENT AND RELEASE

THIS SEPARATION AGREEMENT AND RELEASE (this "Agreement") is made by and between Willbros USA, Inc., a Delaware corporation ("Willbros"), and John K. Allcorn ("Executive") and shall become effective on the eighth day following its execution by Executive and return to Willbros ("Effective Date").

PURPOSE

Willbros and Executive have reached a mutual agreement that Executive's employment will terminate on December 31, 2008 (the "Termination Date"), pursuant to the terms of this Agreement.

TERMS

To achieve a final and amicable resolution of the employment relationship in all its aspects and in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       Post-Employment Assistance.  To the extent Willbros may subsequently request in writing, Executive shall use all reasonable efforts to assist Willbros in obtaining at least one full spread of the Texas Independent Pipeline currently being bid by Energy Transfer Partners, L.P.  Executive shall promptly  transition all of his sales and marketing responsibilities to the individual(s) designated by Willbros,

2.       Compensation and Benefits.  Willbros shall pay Executive his usual salary and provide Executive with his usual benefits through the end of December, 2008.

3.       Severance. Executive is a participant in the Willbros Group, Inc. Severance Plan, as amended and restated effective September 25, 2003 (the "Severance Plan").  In accordance with the terms of the Severance Plan, Willbros shall pay Executive an amount equal to Executive's annual base salary of THREE HUNDRED EIGHTY THOUSAND AND THREE HUNDRED EIGHTY Dollars ($380,380) (the "Severance Payment").  The Severance Payment, less applicable withholding taxes, shall be paid to Executive within 60 business days after the Termination Date.

4.       Bonus Payment.  Executive shall be entitled to, and shall be paid, a cash bonus for 2008, when such bonuses are paid to other executives, in the amount of ONE HUNDRED NINETY THOUSAND AND ONE HUNDRED NINETY DOLLARS ($190,190), such  payment being equal to 50% of Executive’s current annual base salary .

5.       Vesting of Restricted Stock.  Executive has been granted 42,673 shares of restricted stock under the Willbros Group, Inc. 1996 Stock Plan, as amended (the "1996 Stock Plan"), the ownership of which has not yet vested in Executive pursuant to the terms of the Restricted Stock Award Agreements evidencing such grants.  Willbros agrees that all of such shares of restricted stock granted to Executive shall vest in full as of the Termination Date.  Executive acknowledges that withholding  taxes will be due on such shares when vested on the Termination Date.  Executive may satisfy the withholding requirement, in whole or in part, by having Willbros Group, Inc. ("WGI") withhold shares of restricted stock having a Fair Market Value (as defined in the 1996 Stock Plan) on the date the tax is to be determined equal to the minimum statutory total tax which could be withheld on the transaction.

6.       Stock Options.  As a participant in the 1996 Stock Plan, Executive has vested options to purchase 50,000 shares of common stock of WGI at $15.00 per share.  Under the terms of the option agreement evidencing such options, such options must be exercised within three months from the Termination Date (but not beyond the expiration date of such options).

7.       Group Health Coverage.  Willbros shall continue to include Executive and his covered dependents on its group health insurance through the end of December, 2008.  Willbros will issue Executive a notice informing him of his right, at his expense, to continue coverage for himself and his covered dependents in the group health plan sponsored by Willbros pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 as amended ("COBRA").  Executive must comply with all eligibility requirements for COBRA continuation.  Except as specifically set forth herein, life insurance, disability, club dues and all other employee benefits made available to Executive by Willbros will end on the Termination Date.

8.       Other Benefits.  Neither this Agreement nor the release contained herein shall waive Executive's right to any accrued benefit under a company plan in which he is a qualified participant, including but not limited to any benefits under a pension or retirement plan.

9.       Computer.  Executive shall be permitted to retain his computer and his blackberry device, along with his assigned cellular telephone number; provided, however, that Willbros shall be permitted to remove any Willbros data from those devices, and that Executive shall be responsible for the ongoing service and other costs associated with those devices.

10.     Certification of Code of Business Conduct and Ethics for 2008.  In accordance with WGI policy, Executive shall acknowledge his compliance with the Willbros Group, Inc. Code of Business Conduct and Ethics and WGI's Foreign Corrupt Practices Act Compliance Policy by completing, signing and returning to WGI in due course the annual certification of compliance with the referenced policies with respect to the period beginning on January 1, 2008 and ending on the Termination Date.

11.     Waiver of Reinstatement and Future Employment.  Executive forever waives and relinquishes any right or claim to reinstatement to active employment with Willbros, its affiliates, subsidiaries, divisions, and successors.

12.     Release by Executive of Willbros.  Except for the obligations specifically set forth in this Agreement, and any continuing indemnity and insurance obligations owed to Executive, Executive fully and forever relieves, releases, and discharges Willbros, its predecessors, successors, parent, subsidiaries, operating units, affiliates, divisions, and the agents, representatives, officers, directors, shareholders, employees and attorneys of each of the foregoing, from all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs, expenses, damages, actions, and causes of action whether in law or in equity, whether known or unknown, suspected or unsuspected, arising from Executive's employment with and termination from Willbros, including but not limited to any and all claims pursuant to Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e, et seq., as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866, 42 U.S.C.§§1981, 1983 and 1985, which prohibits violations of civil rights; the Equal Pay Act of 1963, 29 U.S.C. § 206(d)(1), which prohibits unequal pay based upon gender; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., which prohibits age discrimination in employment; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001, et seq., which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101, et seq., which prohibits discrimination against the disabled; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601, et seq., which provides medical and family leave; the Fair Labor Standards Act, 29 U.S.C. § 201, et seq., including the Wage and Hour Laws relating to payment of wages, including, but not limited to, vacation pay, commissions and bonuses; and all other federal, state and local laws and regulations which prohibit discrimination in employment, which prohibit discharge in retaliation for exercising rights under applicable Workers' Compensation statutes and/or which govern the payment of wages, benefits and other forms of compensation.  This release also includes, but is not limited to, a release by Executive of any claims for breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, that Willbros has dealt with Executive unfairly or in bad faith, and all other common law contract and tort claims.  Executive is not waiving any rights or claims that may arise after this Agreement is signed by Executive.

13.     Non-Competition; Non-Solicitation Pledge.  Section 3.4 of the Severance Plan provides that in consideration of the Severance Payment, Executive shall not compete with Willbros as set forth in such Section 3.4 for 12 months after the Termination Date.  On the Effective Date, Willbros hereby waives (except as set forth in the proviso to this sentence) the provisions of Section 3.4 of the Severance Plan as they may be applicable to Executive; provided, however (a) for a period of 90 days following the Termination Date, Executive agrees to abide with the provisions of Section 3.4 of the Severance Plan, and (b) for a period of one year following the Termination Date, Executive agrees, for his own interests or while acting on behalf of others, not to solicit, induce, or attempt to induce, any employee, contractor, vender, or customer of Willbros or its affiliates to terminate their relationship or cease doing business with Willbros or its affiliates.

14.     Protection of Willbros' Information.  All records, files, and other data, including but not limited to, business plans, contracts, employee information, customer lists, pricing models, vender data, and financial reports and projections, relating to the businesses of Willbros and its affiliates, which Executive has used, prepared or come in contact with during his employment by Willbros are the sole property of Willbros and shall be treated as confidential ("Confidential Information"). Executive agrees that he will not, directly or indirectly, disclose any Confidential Information to any third person, except pursuant to court order or as a result of valid government subpoena.  In the case of any such court-ordered or government compelled disclosure, Executive will provide Willbros with immediate written notice of the order or subpoena.

15.     Non-disparagement.  Except as otherwise required by law, both Executive and Willbros shall respond to any inquiry concerning the termination of Executive’s employment by stating that the departure was mutually agreed upon between Executive and Willbros.  Neither party shall make any public statements or releases to the media disparaging of the other (including the management of Willbros or its affiliates, and its or their respective business plans, forecasts, or financial condition).  Nothing contained herein shall prevent Executive from using any truthful, non-confidential information about Willbros and his employment in order to obtain employment.

16.     Indemnification; Continued Cooperation.  Nothing in this Agreement shall affect any of Executive's rights or obligations with respect to indemnification or director and officer liability insurance coverage to which Executive is entitled or subject in his capacity as a former officer of Willbros, a former officer of WGI or a former officer or director of certain WGI affiliates, whether under that certain Indemnification Agreement between WGI and Executive or otherwise.

Executive agrees to assist Willbros, its affiliates and their respective attorneys in any litigation, claim, dispute, or governmental investigation brought by or against Willbros or its affiliates as to which Executive may have knowledge of the facts and circumstances.  Executive agrees to immediately notify Willbros upon receipt of any subpoena or deposition notice compelling his testimony related to matters arising out of his employment with Willbros.  Subject to Section 17, Willbros shall reimburse Executive for all reasonable expenses incurred in complying with this provision.

17.     Legal Defense Counsel and Related Defense Costs.  Subject to the conditions set forth herein, Willbros hereby confirms that it will continue to make available to Executive and bear the cost of legal counsel to assist Executive with Executive's preparation for, and appearance, at any interviews or testimony requested by the U.S. Securities and Exchange Commission (“SEC”) and/or the U.S. Department of Justice (“DOJ”) in connection with the investigation of Willbros and its affiliates recently concluded  by those agencies (the “Investigation”).  Willbros is providing such legal counsel at its own expense because (i) Executive was a former officer and employee of Willbros and certain of its affiliates during the period under Investigation,  and (ii) at the Termination Date it appears to Willbros that Executive's knowledge and actions under review by the SEC and the DOJ do not indicate that Executive engaged in self enrichment or otherwise acted improperly.

This undertaking by Willbros as described in this Section 17 is subject to change if it is later determined that Executive engaged in actions which (i) were improper in the view of the SEC and/or the DOJ, or (ii) could have reasonably been expected by Executive to have been contrary to the best interests of Willbros.  Accordingly, this undertaking is not an irrevocable undertaking by Willbros to indemnify Executive in the future for all legal costs or fines or penalties that Executive may incur in connection with the Investigation or legal proceedings related thereto.  In general, those future determinations, if any, will be made on the basis of the terms of this undertaking, applicable law and the relevant facts and circumstances established during the Investigation which relate to the matters for which Executive is then seeking indemnity.

For the reasons stated above, this undertaking shall not be deemed to be a waiver of any such rights or defenses in connection with such future indemnification determinations by Willbros in respect of Executive's particular status in the Investigation.  If Willbros or its legal counsel at any time makes a determination denying Executive future indemnification, Willbros will immediately notify Executive in writing specifying in reasonable detail the reasons supporting such a determination.

This undertaking by Willbros to make legal counsel available to Executive and to defray, at the Termination Date, the costs and expenses incurred by Executive in connection with the Investigation has arisen, in part, due to Executive's many years of good and loyal service to Willbros.  Accordingly, these amounts constitute expenses for a business purpose and are not personal expenses.  Payment of these amounts is not intended to be, and Willbros expressly stipulates that they are not, a "personal loan" under Section 402 of the Sarbanes-Oxley Act.

18.     Acknowledgment.  Executive acknowledges that among other rights which he is waiving by entering into this Agreement is the right to bring an action pursuant to the Age Discrimination in Employment Act ("ADEA") and similar state statutes. The following admonitions and rights have been negotiated by the parties in order to insure full compliance with the requirements of the ADEA for a valid waiver of claim:

  a)       Executive has been advised to discuss the terms of this Agreement with an attorney before signing.

  b)      Executive has been extended a period of 21 days within which to consider this Agreement.

  c)      For a period of seven (7) days following Executive's execution of the Agreement, Executive may revoke the Agreement by notifying Willbros, in writing, of his desire to do so.  After the seven (7) day period has elapsed, this Agreement shall become effective and enforceable.

  d)      All or part of the sums paid by Willbros hereunder is consideration to which Executive is not otherwise entitled under any Willbros plan, program or prior agreement.

19.     No Admission of Liability.  This Agreement and compliance with this Agreement shall not be construed as an admission by Willbros of any liability whatsoever, or as an admission by Willbros of any violation of the rights of Executive or any other person, or any violation of any order, law, statute, duty or contract.

20.     Severability.  In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions herein shall remain in full force and effect.  If any of the covenants set forth in Section 13 of this Agreement and/or Section 3.4 of the Severance Plan are held to be unreasonable, arbitrary, or against public policy, such covenants will be considered divisible with respect to scope, time, and geographic area, and in such lesser scope, time and geographic area, will be effective, binding and enforceable against Executive.

21.     Governing Law.  This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of the State of Texas, excluding any conflicts of law or other provision that would require reference to the laws of another jurisdiction, and the parties hereby agree to submit all disputes not amicably resolved to the exclusive jurisdiction of the federal or state courts located in Harris County, Texas.

22.     Entirety and Integration.  Upon the execution hereof by all the parties, this Agreement shall constitute a single, integrated contract expressing the entire agreement of the parties relative to the subject matter hereof and supersedes all prior negotiations, understandings and/or agreements, if any, of the parties.  No covenants, agreements, representations, or warranties of any kind whatsoever have been made by any party hereto, except as specifically set forth in this Agreement.

23.     Authorization.  Each person signing this Agreement as a party or on behalf of a party represents that he or she is duly authorized to sign this Agreement on such party's behalf, and is executing this Agreement voluntarily, knowingly, and without any duress or coercion.

WILLBROS		EXECUTIVE

By:	/s/ Dennis G. Berryhill	/s/ John K. Allcorn
Name: Dennis G. Berryhill		John K. Allcorn
Title: Vice President		Date: November 21, 2008
Date: November 21, 2008